Exhibit 99.(a)(1)(iii)
OFFER BY

THE MEXICO EQUITY AND INCOME FUND, INC.

TO PURCHASE FOR CASH
UP TO 367,170 OF THE FUND’S OUTSTANDING
SHARES OF COMMON STOCK

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 23, 2018 OR SUCH LATER DATE TO WHICH THE OFFER IS EXTENDED (THE “TERMINATION DATE”).

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, AND IN THE EVENT THAT THE OFFER IS OVERSUBSCRIBED, THE BOARD OF DIRECTORS, IN ITS SOLE DISCRETION, MAY (I) PURCHASE ALL OF THE SHARES TENDERED, INCLUDING SHARES IN EXCESS OF THE LIMITATION, BY AMENDING OR EXTENDING THE OFFER OR (II) PURCHASE SHARES PRO RATA AMONG TENDERING STOCKHOLDERS IN PROPORTION TO THE NUMBER OF SHARES TENDERED TO THE FUND BY EACH SUCH STOCKHOLDER.

January 19, 2018

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of The Mexico Equity and Income Fund, Inc. (the “Fund”), a Maryland corporation registered under the Investment Company Act of 1940, as a closed-end, management investment company, to purchase up to 367,170 of the Fund’s outstanding shares of common stock, par value $0.001 per share (the “Shares”), upon the terms and conditions set forth in its Offer to Purchase dated January 19, 2018 and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the “Offer”). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 95% of the per Share net asset value as determined by the Fund at the close of regular trading on the New York Stock Exchange on February 23, 2018, or such later date to which the Offer is extended.

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Stockholders a fee for soliciting tenders for Shares pursuant to the Offer. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 7, Stock Transfer Taxes, of the Letter of Transmittal.

HOWEVER, BACKUP WITHHOLDING AT A 28% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED.  SEE SECTION 8, FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER, OF THE OFFER TO PURCHASE AND INSTRUCTION 12, BACKUP WITHHOLDING, OF THE LETTER OF TRANSMITTAL.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	A letter to Stockholders of the Fund from Phillip Goldstein, Chairman of the Fund;

2.	The Offer to Purchase dated January 19, 2018;

3.	The Letter of Transmittal for your use and to be provided to your clients; and

4.	A form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee).

The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any state or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

NONE OF THE FUND, ITS BOARD OF DIRECTORS NOR THE INVESTMENT ADVISER TO THE FUND MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES.

For additional information or copies of the enclosed material, please contact U.S. Bancorp Fund Services, LLC (the Administrator) toll free at 877-785-0376.

Very truly yours, THE MEXICO EQUITY AND INCOME FUND, INC. By: /s/ Phillip Goldstein Name: Phillip Goldstein Title: Chairman

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE FUND, THE INFORMATION AGENT OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.